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ZENITECH CORPORATION

(Name of Registrant as Specified in its Charter)

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ZENITECH CORPORATION

1849 Licheng Middle Avenue, Longqiao Street, Chengxiang District

Putian City, Fujian Province, China

INFORMATION STATEMENT

(Dated July 19, 2013)

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. BY UNANIMOUS WRITTEN CONSENT IN LIEU OF A MEETING OF THE BOARD OF DIRECTORS AND THE WRITTEN CONSENT SHAREHOLDERS OWNING OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF ZENITECH CORPORATION, WE HAVE ADOPTED AND APPROVED AN AMENDMENT TO OUR ARTICLES OF INCORPORATION CHANGING OUR NAME TO CHINA TIANFEIHONG WINE INC. AND A ONE-FOR-SIX REVERSE STOCK SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK.  A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

Introduction

This Information Statement is being furnished on or about the date first set forth above to holders of record as of the close of business on July 8, 2013 (the "Record Date") of the common stock, par value $.0001 per share ("Common Stock"), of ZENITECH CORPORATION, a Delaware corporation (“ZENITECH,” "we, "our" or the "company"), in connection with the following corporate actions:

(1)	A name change amendment to Article 1 of our Articles of Incorporation changing our name to “China Tianfeihong Wine Inc” (the “Name Change Amendment”); and

(2)

A one-for-six (1-for-6) reverse stock split of our outstanding shares of common stock, with special treatment for certain of the Company's  stockholders to preserve round lot stockholders (the “Reverse Stock Split”).

On July 8, 2013, the Name Change Amendment and Reverse Stock Split were unanimously approved by our Board of Directors and by holders of 11,500,000 shares of our common stock, representing approximately 79.97% of the 14,380,266 outstanding shares of our common stock on that date, by written consent of shareholders in lieu of a special meeting of shareholders (the “Shareholder Consent”) signed by Mr. Zhiliang Fang.

Approval of the Name Change Amendment and Reverse Stock Split by a written consent in lieu of a meeting of shareholders signed by the holders of a majority of our outstanding shares of common stock is sufficient under Delaware General Corporation Law. Accordingly, no proxy of our shareholders will be solicited for a vote on the Name Change Amendment and Reverse Stock Split and this Information Statement is being furnished to shareholders solely to provide them with certain information concerning the Name Change Amendment and Reverse Stock Split in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the regulations promulgated thereunder, including particularly Regulation 14C. In accordance with Regulation 14C, the Name Change Amendment and Reverse Stock Split will not be effected prior to the 21st day after this Information Statement is mailed to shareholders of record as of the Record Date.

NAME CHANGE AMENDMENT

This Information Statement is being furnished on or about the date first set forth above to holders of record as of the close of business on July 8, 2013 (the "Record Date") of the common stock, par value $.0001 per share ("Common Stock"), of Zenitech Corpration., a Delaware corporation ("we, "our" or the "Company"), in connection with an amendment to Article 1 of our Articles of Incorporation changing our name to “China Tianfeihong Wine Inc” (the “Name Change Amendment”).

The Name Change Amendment was adopted and approved by the unanimous written consent in lieu of a meeting of our Board of Directors executed on July 8, 2013 and the written consent of Zhiliang Fang, the owner of 11,500,000 shares of our common stock, or approximately 79.97% of our outstanding shares of common stock. The Name Change Amendment has been adopted in view of our decision to engage in the wine business. The approval of the Name Change Amendment by a written consent in lieu of a meeting of shareholders signed by Mr. Fang as the holder of a majority of our outstanding shares of common stock is sufficient under Delaware General Corporation Law. Accordingly, no proxy of our shareholders will be solicited for a vote on the Name Change Amendment and this Information Statement is being furnished to shareholders solely to provide them with certain information concerning the Name Change Amendment in accordance with the requirements of the Exchange Act and the regulations promulgated thereunder, including particularly Regulation 14C. In accordance with Regulation 14C, the Name Change Amendment will not be effected prior to the 21st day after this Information Statement is mailed to shareholders of record as of the Record Date.

STOCK REVERSE SPLIT

In addition to the name change, our board of directors approved by the unanimous written consent in lieu of a meeting of our Board of Directors and the written consent of Zhiliang Fang, the owner of 11,500,000 shares of our common stock, or approximately 79.97% of our outstanding shares of common stock executed on July 8, 2013, to effect a one (1) new for six (6) old reverse stock split of our issued and outstanding shares of common stock to modify the Company’s capital structure and to put in place an appropriate capital structure of the Company following the closing of change in control described below. Upon the effectiveness of the reverse stock split our issued and outstanding shares of common stock will be decreased from 14,380,266 to 2,396,711, all with a par value of $0.0001. Our preferred stock will remain the same.

Under our Articles of Incorporation, as amended, we are authorized to issue 80,000,000 shares of common stock. As of July 8, 2013, 14,380,266 authorized shares of common stock were outstanding. As a result of the Reverse Stock Split, each six shares of common stock outstanding on the date the Reverse Stock Split is effectuated will be converted into one fully paid and non-assessable share of common stock. No fractional shares will be issued.

The Reverse Stock Split will not change the number of authorized shares of our common stock.  The par value per share of our common stock would increase to $0.0006 per share upon the Reverse Stock Split becomes effective. None of the rights of the our common stock are being changed as a result of the Reverse Stock Split and, therefore, the rights of the holders of our common stock will remain unchanged, including the right of one vote for each share of our common stock in any action requiring a vote of the holders of our common stock, the right to liquidation proceeds after any preference shares, and the right to receive dividends when and if declared by our Board of Directors.

We are not proposing to reduce the amount of authorized shares of our common stock in connection with the Reverse Stock Split.  Following the Reverse Stock Split, there will be approximately 2,396,711 shares of our common stock outstanding.  With 80,000,000 shares of our common stock authorized for issuance, we will have unissued shares for future issuance. We do not have any plans, arrangements or understandings, written or oral, to issue any of the shares that will be newly available as a result of the reverse stock split. We have not entered into any agreements and do not have any understanding or arrangements for any particular business combination.

Shareholders do not have any dissenter or appraisal rights in connection with the Reverse Stock Split.  There will be no change in the number of shareholders as a result of the Reverse Stock Split. There is no intention to take our company private because of the Reverse Stock Split or otherwise.

Reasons for Reverse Stock Split and Special Treatment

Our Board of Directors believes that the Reverse Stock Split may be advantageous to the Company and its shareholders, because it may provide the opportunity for higher share prices based upon fewer shares outstanding.  Moreover, most brokerage houses do not permit or favor lower-priced stocks to be used as collateral for margin accounts.  Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks.  Some of those policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive.  The brokerage commissions on the purchase or sale of lower priced stocks also may represent a higher percentage of the price than the brokerage commission on higher priced stocks.

As a general rule, potential investors who might consider making investments in our company may be unwilling to do so when the company has a large number of shares issued and outstanding with little or no stockholders' equity.  In other words, the "dilution" which new investors would suffer would discourage them from investing, as a general rule of experience.  A reduction in the total outstanding shares may, without any assurance, make our company's capital structure more attractive.

Furthermore, although our ability to ultimately qualify for a listing on a national securities exchange depends upon the acquisition or development of a profitable operating business, our Board of Directors believes that it is in the interests of our company to adjust its capital structure in the direction of conformity with the structural requirements of a national securities exchange such as The Nasdaq Stock Market, including the minimum price per share and the number of round lot shareholders. At the current date, even with the proposed changes, our company would not meet the listing criteria of the Nasdaq Stock Market. Additionally, the listing requirements of the Nasdaq Stock Market may change.  There is no assurance that the proposed changes will meet the requirements for or any other exchange when, and if, our company is otherwise qualified. There is no assurance that we will ever qualify for a listing on the Nasdaq Stock Market or any other national securities exchange.

There is no assurance that any effect on the price of our common stock will result, or that the market price for our common stock, immediately or shortly after the Reverse Stock Split becomes effective, will rise, or that any rise which may occur will be sustained.  Market conditions obey their own changes in investor attitudes and external conditions.  Our company is proposing the steps it deems calculated to be attractive to the market; however, the Company cannot control the market's reaction. Further, there can be no assurance given that a higher market price, if it occurs as a result of the Reverse Stock Split, will encourage more broker-dealers or investors to become involved in our common stock.

It also should be noted that the liquidity of our common stock might be adversely affected by the Reverse Stock Split given the reduced number of shares of common stock that would be outstanding after the Reverse Stock Split. However, our Board of Directors anticipates that the expected higher market price as a result of the Reverse Stock Split will reduce, to some extent, the negative effects on the liquidity and marketability of our common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Effect of Reverse Stock Split

Under the Reverse Stock Split, the number of authorized shares of our common stock will not be reduced.  This will increase significantly the ability of our Board of Directors to issue authorized and unissued shares of our common stock without further shareholder action.  We do not have any plans, arrangements or understandings, written or oral, to issue any of the shares that will be newly available as a result of the reverse stock split. We have not entered into any agreements and do not have any understanding or arrangements for any particular business combination. The issuance in the future of such additional authorized shares of our common stock may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of the currently outstanding shares of our common stock.  The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of our common stock to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions our Certificate of Incorporation, as amended, or bylaws.

No Exchange of Stock Certificates Required

Shareholders are not required to exchange their stock certificates representing pre-Reverse Stock Split shares of our common stock for new certificates representing post-Reverse Stock Split shares of our common stock.  New stock certificates representing post-Reverse Stock Split shares of our common stock will not be issued to a shareholder until such shareholder submits one or more existing certificates for transfer, whether pursuant to sale or other disposition. However, shareholders (at their option and at their expense) may exchange their stock certificates representing pre-Reverse Stock Split shares of our common stock for new certificates representing post-Reverse Stock Split shares of our common stock following the effective time of the Reverse Stock Split.

Accounting Consequences

Upon the Reverse Stock Split becoming effective, the par value per share of our common stock would be increased to $0.0006 per share.  As a result, on the effective date of the Reverse Stock Split, the stated capital on the Company's balance sheet attributable to our common stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  The net income or loss and net book value per share of our common stock will be increased because there will be fewer shares of our common stock outstanding.  It is not anticipated that any other accounting consequences would arise as a result of the Reverse Stock Split.

Required Consent

On July 8, 2013, the Reverse Stock Split was approved by the written consent of holders of approximately 79.97% of our common stock. The approval of the Reverse Stock Split requires the affirmative vote of a majority of the shares of voting securities outstanding and entitled to vote. As such, no vote or further action of the shareholders of our company is required to approve the Reverse Stock Split.  You are hereby being provided with notice of the approval of the Reverse Stock Split by written consent of the holders of a majority of our common stock.

Promptly after the twentieth day after the date this Information Statement has first been sent to shareholders, we intend to file the Certificate of Amendment to the Certificate of Incorporation, as amended with the  State Secretary of Delaware in accordance with Delaware General Corporation Law to effect the Reverse Stock Split.

CHANGE IN CONTROL

On June 26, 2013, Ms. Hong Yang, the then sole officer and director of our Company, and the owner of 12,200,000 shares of our common stock, representing approximately 84.84% of our outstanding shares, sold an aggregate 11,500,000 of those shares, representing approximately 79.97% of our outstanding shares of common stock for a total purchase price of $113,560, pursuant to a Stock Purchase Agreement dated June 26, 2013.

Effective as of the Closing Date on June 28, 2013, in connection with the closing of the Share Purchase, Hong Yang (Ms. Yang), our current President, CEO and Director resigned from her respective positions, and Zhifang Liang (“Mr. Liang”) was appointed as our Chief Executive Officer effective immediately upon closing, and was appointed as the Chairman of our Board of Directors 10 days following the later of the date of the filing of this Information Statement with the SEC pursuant to Rule 14f-1 or the date of mailing of this Information Statement to our stockholders.  In addition, Ruitao Jiang and ZhuJun Chen were appointed as the Directors of the Company 10 days following the later of the date of the filing of this Information Statement with the SEC pursuant to Rule 14f-1 or the date of mailing of this Information Statement to our stockholders. As of the Closing, Lirong Zheng has been appointed as the Chief Financial Officer and Secretary of the Company effective immediately.

The following table sets forth the name, age, and position of our officers and directors. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.

Name	Age	Position
Zhiliang Fang	55	Chief Executive Officer and Chairman of the Board of Directors
Ruitao Jiang	42	Director
Zhujun Chen	35	Director
Lirong Zheng	44	Chief Financial Officer and Secretary

Mr. Zhiliang Fang, age 55, serves as our Chief Executive Officer and Chairman of the Board. Mr. Fang worked in the business department of Food Bureau in Putian City, Fujian Province from 1982 to 1992. He served as the deputy general manager and sales manager of Fujian Putian Liyuan Machinery C., Ltd from 1992 to 1995 and manager of Putian Qiusi Fruit Plant from 1995 to 1997. Mr. Fang served as the manager of Changtai Tianbian Fruit Plant in Chengxiang District of Putian City from 1997 to 2005 and vice-president of Putian Loquat Wine Industry Co., Ltd. from 2005 to 2009. Mr. Fang served as the Chairman and Chief Executive Officer of Fujian Tianfeihong Wine Co., Ltd. since 2009 until president. Mr. Fang received associate degree from Fujian Guobo TV University in 1988.

Mr. Ruitao Jiang, age 42, serves as our director. Mr. Jiang served as executive of Xiamen Meilihua Grand Hotel from 1994 to 1996 and served as manager in Fujian branch office of Guizhou Cantonese Cuisine Group from 1997 to 1999. Mr. Jiang served as general manager in Southwest region of Yunan Branch Office of Fuzhou Shenshi Company from 2000 to 2008 and general manager of Hong Kong Shennuoqi Investment Company from 2009 to 2011. Mr. Jiang served as director of Fujian Tianfeihong Wine Co., Ltd. since 2012 until now. Mr. Fang received bachelor degree in accounting and finance from accounting school of Fujian Province in 1993.

Mr. Zhujun Chen, age 35, serves as our director. Mr Chen served as executive in Henan Huike Electronics Ltd. from 2001 to 2005 and served as partner of Zhengzhou Zhongcheng Science and Technology Ltd. from 2006 to 2009. Mr. Chen served as director and assistant president of Yongjia Investment Holding (Hong Kong) Ltd. from 2009 to 2011 and served as director of Fujian Tianfeihong Wine Co., Ltd. from 2012 until now. Mr. Chen received degree in computer from Henan College of Information Engineering in 2001.

Ms. Lirong Zheng, age 44, serves as our Chief Financial Officer and Secretary. Ms. Zheng served as finance Manager of Putian Qiusi Fruit Plant from 1993 to 1997 and finance manager of Changtai Tianbian Fruit Plant in Chengxiang District of Putian City from 1997 to 2005. Ms. Zheng served as accountant of Putian Loquat Wine Industry Co., Ltd. from 2005 to 2009 and served as Chief Financial Officer of Fujian Tianfeihong Wine Co., Ltd. since 2009 until now. Ms. Zheng received bachelor degree in accounting from Putian College in 1993.

Family Relationships

There are no family relationships among any of our officers or directors.

Corporate Governance

Board Committees

We presently do not have an audit committee, compensation committee or nominating committee. Until these committees are established, these decisions will continue to be made by our Board of Directors. Although our Board of Directors has not established any minimum qualifications for director candidates, when considering potential director candidates, our Board of Directors considers the candidate's character, judgment, skills and experience in the context of the needs of our company and our Board of Directors.

Director Independence

None of our directors is "independent" is defined within the meaning of  Nasdaq Marketplace Rule 4200(a)(15).

Our principal executive office is located at 1849 Licheng Middle Avenue, Longqiao Street, Chengxiang District Putian City, Fujian Province, China. Telephone number is (86) 0594-6258386.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 8, 2013 the number of shares of our common stock beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of directors and our chief executive officer and (iii) all of our officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using beneficial ownership concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be the beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date of this report have been exercised. Except as noted below, each person has sole voting and investment power. As of July 8, 2013, we had 14,380,266 outstanding shares of common stock. Except as indicated below, the address of the person listed below is c/o our company at 1849 Licheng Middle Avenue, Longqiao Street, Chengxiang District, Putian City, Fujian Province, China.

Name of Buyer	Number of Shares	Percentage of Class
Zhiliang Fang* No.55,Dingwaikeng,Duli Village,Changtai Town,Chengxiang District,Putian City, Fujian Province	11,500,000	79.97%
Ruitao Jiang* 1849 Licheng Middle Avenue, Longqiao Street, Chengxiang District, Putian City, Fujian Province, China	0	N/A
Zhujun Chen* 1849 Licheng Middle Avenue, Longqiao Street, Chengxiang District, Putian City, Fujian Province, China	0	N/A
Lirong Zheng* 1849 Licheng Middle Avenue, Longqiao Street, Chengxiang District, Putian City, Fujian Province, China	0	N/A
All Directors and Officers as a group 1849 Licheng Middle Avenue, Longqiao Street, Chengxiang District, Putian City, Fujian Province, China	11,500,000	79.97%

AVAILABLE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. These filings are available to the public on the Internet at the SEC's web site, http://www.sec.gov. The SEC's web site contains reports, proxy statements and other information regarding issuers, like us, that file these reports, statements and other documents electronically with the SEC.  You can also read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC's Public Reference Section at that address. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room.

July 19, 2013	By order of the Board of Directors

/s/ Zhiliang Fang
Zhiliang Fang
Chairman of the Board and Chief Executive Officer

/s/ Ruitao Jiang
Ruitao Jiang, Director

/s/ Zhujun Chen
Zhujun Chen, Director